UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                     National Patent Development Corporation
                     ---------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   637132101
                                   ----------
                                 (CUSIP Number)



                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------------              --------------------------
CUSIP No. 637132101                         13G       Page  2  of  8 Pages
----------------------------------------              --------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Bedford Oak Partners, L.P.  06-1504646

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
      NUMBER OF       ----- ----------------------------------------------------
      SHARES             6  SHARED VOTING POWER
      BENEFICIALLY
      OWNED BY              2,431,500 (see Item 4)
      EACH            ----- ----------------------------------------------------
      REPORTING          7  SOLE DISPOSITIVE POWER
      PERSON WITH
       x                    0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,431,500 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,431,500 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.7% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                               Page 2 of 8 pages

----------------------------------------              --------------------------
CUSIP No. 637132101                        13G        Page  3  of  8 Pages
----------------------------------------              --------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Bedford Oak Advisors, LLC  13-4007124

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]


---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
 F                       5  SOLE VOTING POWER

                            0

       NUMBER OF      ----- ----------------------------------------------------
       SHARES           6  SHARED VOTING POWER
       BENEFICIALLY
       OWNED               2,431,500 (see Item 4)
       BY             ----- ----------------------------------------------------
       EACH             7  SOLE DISPOSITIVE POWER
       REPORTING
       PERSON              0
       WITH            ----- --------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                           2,431,500 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,431,500 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.7% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

                               Page 3 of 8 pages

----------------------------------------              --------------------------
CUSIP No. 637132101                         13G       Page  4  of  8 Pages
----------------------------------------              --------------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harvey P. Eisen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

      NUMBER OF        ----- --------------------------------------------------
      SHARES             6  SHARED VOTING POWER
      BENEFICIALLY
      OWNED                 2,431,500 (see Item 4)
      BY EACH          ----- ---------------------------------------------------
      REPORTING          7  SOLE DISPOSITIVE POWER
      PERSON WITH
                             0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,431,500 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,431,500 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.7% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 4 of 8 pages

Item 1(a)               Name of Issuer:
                        ---------------

                        National Patent Development Corporation ("the Company")

Item 1(b)               Address of Issuer's Principal Executive Offices:
                        ------------------------------------------------

                        777 Westchester Avenue
                        White Plains, New York  10604

Items 2(a) and 2(b)     Name of Person Filing and Business Office:
                        ------------------------------------------

                        This statement is filed by: (i) Bedford Oak
                        Partners, L.P.("BOP"); (ii) Bedford Oak
                        Advisors, LLC ("Investment Manager") in its
                        capacity as the investment manager of BOP;
                        and (iii) Harvey P. Eisen, in his capacity as managing member of the Investment Manager. The principal business address of each reporting person is 100 South Bedford Road, Mt. Kisco, New York 10549.

Item 2(c)               Citizenship:
                        ------------

                        BOP is a Delaware limited partnership
                        The Investment Manager is a Delaware limited liability company Mr. Eisen is a United
                        States citizen.

Item 2(d)               Title of Class of Securities:
                        -----------------------------

                        Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)               CUSIP Number:
                        -------------

                        637132101

Item 3                  Not Applicable


Item 4                  Ownership:
                        ----------

                        The percentages used herein are calculated based upon 17,798,585 shares of Common Stock issued and outstanding as of December 15, 2004, as disclosed by the Company in its quarterly report filed on Form 10-Q on December 23, 2004.

                        As of the close of business on February 14, 2005:

                        1. Bedford Oak Partners, L.P.
                        (a)    Amount beneficially owned: -2,431,500-
                        (b)    Percent of class: 13.7%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -2,431,500-
                        (iii)  Sole power to dispose or direct the
                               disposition: -0-
                        (iv)  Shared power to dispose or direct the
                              disposition: -2,431,500-

                               Page 5 of 8 pages

                        2.     Bedford Oak Advisors, LLC
                        (a)    Amount  beneficially owned: -2,431,500-
                        (b)    Percent of class: 13.7%
                        (c)(i) Sole power to vote or direct the vote: -0-
                        (ii)   Shared power to vote or direct the vote:
                               -2,431,500-
                        (iii)  Sole power to dispose or direct the
                               disposition: -0-
                        (iv)   Shared power to dispose or direct the
                               disposition: -2,431,500-

                        3. Harvey P. Eisen
                        (a)     Amount beneficially owned: -2,431,500-
                        (b)     Percent of class: 13.7%
                        (c)(i)  Sole power to vote or direct the vote: -0-
                        (ii)    Shared power to vote or direct the vote:
                                -2,431,500-
                       (iii)    Sole power to dispose or direct the
                                disposition: -0-
                        (iv) Shared power to dispose or direct the disposition: -2,431,500-

                        The Investment Manager controls 2,431,500 shares of Common Stock in its capacity as the investment manager of Bedford Oak Partners, L.P., which owns 2,431,500 shares of Common Stock. Harvey P. Eisen controls 2,431,500 shares of Common Stock in his capacity as the managing member of the Investment Manager.


Item 5                 Ownership of Five Percent or Less of a Class:
                       ---------------------------------------------

                       Not Applicable

Item 6                 Ownership of More than Five Percent on Behalf of
                       ------------------------------------------------
                       Another Person:
                       ---------------

                       Not Applicable

Item 7                 Identification and Classification of the
                       --------------------------------------------
                       Subsidiary Which Acquired the Security Being
                       --------------------------------------------
                       Reported on By the Parent Holding Company:
                       --------------------------------------------

                       Not Applicable

Item 8                 Identification and Classification of Members
                       --------------------------------------------
                       of the Group:
                       -------------

                       Not Applicable

Item 9                 Notice of Dissolution of Group:
                       -------------------------------

                       Not Applicable

                               Page 6 of 8 pages

Item 10                Certification:
                       --------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 8 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 15, 2005


BEDFORD OAK PARTNERS, L.P.

By:  Bedford Oak Management, LLC, its
     General Partner


By:  /s/ Harvey P. Eisen
    -------------------------------
Name:  Harvey P. Eisen
Title: Chairman and Managing Member


BEDFORD OAK ADVISORS, LLC


By:  /s/ Harvey P. Eisen
    -------------------------------
Name:  Harvey P. Eisen
Title: Chairman and Managing Member



HARVEY P. EISEN


 /s/ Harvey P. Eisen
--------------------

                               Page 8 of 8 pages